Exhibit 99.1

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Investor and Analyst Contact:	Release Number:	05-05
Dev Ghose
Stuart Blackie
(206) 624-8100

Media Contact

Alan Oshiki

Broadgate Consultants, Inc.

(212) 232-2222

SHURGARD ANNOUNCES IT WILL RESCHEDULE EARNINGS CALL;

SENIOR MANAGEMENT TO PRESENT AT REIT CEO CONFERENCE

SEATTLE, WASHINGTON, March 3, 2005 . . . Shurgard Storage Centers, Inc. (NYSE: SHU), a leading self-storage real estate investment trust (REIT) in the United States and Europe, announced today that it will reschedule its earnings call, originally planned for March 7, to a date closer to the filing of its Form 10-K, Shurgard expects to release operating results for the fourth quarter and the year ended December 31, 2004 shortly before or concurrently with the filing of its Annual Report on Form 10-K for the year ended December 31, 2004.

Charles K. Barbo, Shurgard’s chairman and chief executive officer stated “We would prefer to be able to release our operating results sooner, but we want to keep our priorities focused on providing a comprehensive, high quality report to both our stockholders and our stakeholders.” Members of Shurgard’s senior management team will make a brief presentation and answer questions posed by investors and analysts at the Smith Barney 2005 REIT CEO Conference on Tuesday, March 8, 2005 in Naples, Florida, beginning at 8:45 a.m. Eastern Time. The public can listen to the presentation by dialing (210) 839-8982 and entering the pass code: REIT 2. A replay of this presentation will be available from March 8th to April 7th by dialing (402) 220-0737.

As of December 2004, Shurgard operated an international network of 633 operating properties containing approximately 39.9 million net rentable square feet. The total includes 475 owned, partially owned or leased storage centers in operation in the United States, 23 U.S. stores that are fee managed properties and 135 owned or partially owned stores in Europe. Of the 610 owned, partially owned or leased stores in the United States and Europe, 483 are classified as Same Stores and 127 are classified as New Stores.

As previously announced, Shurgard Europe completed the refinancing of its floating rate secured bridge facility with a €325 million seven-year floating rate secured bond issue which closed on October 15, 2004. Shurgard Europe simultaneously entered into interest rate swap agreements hedging the entire issuance. These transactions effectively reduced the Company’s floating rate debt exposure from approximately 40% to approximately 17% of total outstanding debt. This transaction was the first of its kind for the self storage industry in Europe and was very well received in the European capital markets.

Subsequent to the end of the quarter the Company also announced the successful refinancing of its domestic credit facilities with a new three year $350 million revolving credit facility and a six month $150 million term loan, both with one-year extensions. This financing was well supported by banks with three new European banks added to the bank group for the first time.

“We are particularly pleased with the recent successful completion of major financing transactions both domestically and in Europe” said Mr. Grant, “This signals continuing confidence in the company by the financial markets and proves its continuing capability to effectively access those markets.”

Mr. Grant further commented “We also wanted to give an update on the status of our work towards compliance with the requirements of the Sarbanes-Oxley Act. We have made progress toward developing an effective internal control system. We have hired new staff and implemented new systems and processes during 2004. However, the logistics of rolling out these systems in eight different countries, recruiting for other key positions, implementing and refining new and modified controls and processes, and giving time to season and then test those systems, meant we were unable to complete our assessment and remediate weaknesses discovered during that assessment of internal controls. We are striving to achieve full compliance with the requirements of Section 404 as of December 31, 2005. We very much appreciate the continued patience of investors and other stakeholders.”

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Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy in the United States and Europe, including statements regarding the earnings guidance, projected development activity, including our projected revenues, expenses, FFO projections, and net income projections for 2004 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements. The risks and uncertainties that may cause these forward-looking statements to prove to be incorrect include the risks that implementation of the business plan, including marketing and sales initiatives, will not be successful and that the Company’s earnings, expenses or revenues may be affected by other factors, such as: the risk that changes in economic conditions in the markets in which we operate; the risk that competition from new self storage facilities or other storage alternatives may cause rent to decline and may cause occupancy rates to drop, or may cause delays in lease up of newly developed properties; the risk that new developments could be delayed or reduced; the risk that the Company may experience increases in the cost of labor, taxes, marketing and other operating and construction expenses; the risk that tax law changes may change the taxability of future income; the risk that increases in interest rates may increase the cost of refinancing long term debt; and the risk that the Company’s alternatives for funding its business plan may be impaired by the economic uncertainty due to the impact of war or terrorism; and the risk that the Company’s interest in Shurgard Europe may be adversely impacted if that entity is unable to complete formation and funding of its contemplated development joint ventures. We may also be affected by pending legislation and/or our inability to meet impending deadlines imposed by the Sarbanes-Oxley Act of 2002. Changes in generally accepted accounting principles, including required changes in the accounting for stock options may affect the Company’s reported results of operations and financial position. The information presented in this release reflects Shurgard’s expectations as of March 3, 2005. Except as required by law, Shurgard undertakes no obligation to update or revise the information provided herein.

For a discussion of additional risks and other factors that could affect these forward-looking statements and Shurgard’s financial performance, see Shurgard’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on May 17, 2004, and Form 10-Q/A for the quarter ending March 31, 2004, filed with the SEC on August 13, 2004, Form 10-Q for the quarter ending June 30, 2004, filed with the SEC on August 13, 2004, and Form 10-Q for the quarter ending September 30, 2004, filed with the SEC on November 9, 2004.